EXHIBIT 99.3

ADGS Advisory, Inc.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Completion of acquisition of T H Strategic Acquisition

As previously disclosed on October 23, 2013, Almonds Kisses Limited (“Almonds Kisses”), a wholly owned subsidiary of ADGS Advisory, Inc. (the "Company") entered into a purchase and sale agreement (the "Purchase Agreement") dated October 20, 2013 which was previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 23, 2013. Pursuant to the Purchase Agreement, the Company agreed to purchase all shares of T H Strategic Management Limited (“T H Strategic”), a Hong Kong, People’s Republic of China incorporated company (the "Acquisition") for purchase consideration of approximately $516,000 (HK$4 million). T H Strategic Management Limited is engaged in providing accounting, taxation, company secretarial and consultancy services.

In consideration for acquisition of the issued and outstanding shares of TH Strategic, Almonds Kisses  has agreed to pay Li Hon Lun the sum of about $516,000 (HK$4 million) payable in four equal monthly installments of about $129,000 (HK$1 million) each.  Almonds Kisses has paid the first two installments, and the remaining installment of $129,000 each which were originally due December 15, 2013 and January 15, 2014 have been extended one month each to January 15, 2014 and February 15, 2014.

The foregoing description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 23, 2013.

The following unaudited pro forma consolidated financial statements were prepared to give effect to the completed Acquisition. The unaudited pro forma consolidated balance sheet as of August 31, 2013 gives effect to the Acquisition as if it had been completed on August 31, 2013. The unaudited pro forma consolidated statements of operations for the year ended August 31, 2013, give effect to the Acquisition as if it occurred on September 1, 2012. The unaudited pro forma consolidated financial statements are derived from the audited historical financial statements of the Company and T H Strategic as of and for the year ended August 31, 2013.

ADGS Advisory, Inc.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated financial information was prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the consolidated financial position or results of operations that would have occurred had the Acquisition had been completed on the dates indicated, nor are they indicative of the future consolidated financial position or results of operations of the Company and T H Strategic following completion of the Acquisition. The unaudited pro forma consolidated financial information does not reflect the potential realization of cost savings, restructuring or other costs relating to the integration of T H Strategic. The historical consolidated financial statements of the Company and T H Strategic have been adjusted in the unaudited pro forma consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, particularly in regards to indefinite and definite-lived intangible assets and deferred tax assets and liabilities, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”), but in no event later than one year from October 20, 2013, the Acquisition date.

The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma consolidated information was based on and should be read in conjunction with:

●	ADGS’s historical audited financial statements and related notes thereto as of and for the year ended August 31, 2013 contained in its 10K and filed with the SEC on December 24, 2013;

●	T H Strategic’ audited historical financial statements and related notes thereto as of and for the year ended August 31, 2013, which are attached to this Form 8-K/A as Exhibit 99.2.

ADGS Advisory, Inc.
Unaudited Pro Forma Consolidated Balance Sheet As of August 31, 2013 (In US $)

	ADGS Advisory, Inc.	T H Strategic Management Limited	Pro Forma Adjustments 1	Pro Forma Adjustments 2	Pro Forma Combined
Assets:
Current assets
Cash	164,314	14,883			179,197
Restricted cash	129,312	-			129,312
Accounts receivable	564,773	65,749			630,522
Other receivables	130,835	-			130,835
Due from a related party	418,658	-			418,658
Prepaid expenses	64,071	-			64,071
Total current assets	1,471,963	80,632			1,552,595

Non-current assets
Property and equipment, net	2,088,690	-			2,088,690
Equity-method investment	371,096	-			371,096
Intangible assets	793,840	-			793,840
Utility and other deposits	40,288	-			40,288
Goodwill	-	-	(8,889)	516,000	507,111
Total non-current assets	3,293,914	-			3,801,025
Total assets	4,765,877	80,632			5,353,620

Liabilities and shareholders' equity
Current liabilities
Assets held under capital lease	23,775	-			23,775
Accrued liabilities	218,242	16,043			234,285
Due to directors	-	30,231			30,231
Deferred revenue	145,114	-			145,114
Income tax payable	152,357	25,469			177,826
Consideration payable	-	-	-	516,000	516,000
Bank overdraft	744,077	-			744,077
Bank loans - current portion	107,548	-			107,548
Total current liabilities	1,391,113	71,743			1,978,856

Non-current liabilities
Deferred revenue, net of current portion	435,343	-			435,343
Bank loans - net of current portion	2,179,237	-			2,179,237
Assets held under capital lease, net of current portion	88,306	-			88,306
Loan from a related party	750,726	-			750,726
Total non-current liabilities	3,453,612	-			3,453,612

Total liabilities	4,844,725	71,743			5,432,468

Stockholders' deficit
Preferred stock	-	-			-
Common stock	2,500	1	(1)	-	2,500
Additional paid in capital	(2,500)	-			(2,500)
Retained profit	67,868	8,645	(8,645)	-	67,868
Accumulated other comprehensive (losses)/income	(10,364)	243	(243)	-	(10,364)
Total stockholders' surplus	57,504	8,889			57,504

Non-controlling interest	(136,352)	-			(136,352)
Total liabilities and stockholders’ deficit	4,765,877	80,632			5,353,620

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

ADGS Advisory, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For the Year Ended August 31, 2013
(In US$)

	ADGS Advisory, Inc.	T H Strategic Management Limited	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Combined

Revenue	3,198,160	362,661	-	-	3,560,821

Less: Operating expenses
Direct cost of revenue	(1,425,678)	(197,168)	-	-	(1,622,846)
General and administrative expenses	(842,932)	(54,743)	-	-	(897,675)
Total operating expenses	(2,268,610)	(251,911)		-	(2,520,521)

Operating profit/(loss)	929,550	110,750	-	-	1,040,300

Bank interest received	321	-	-	-	321
Other income	2,173	-	-	-	2,173
Interest expenses	(154,947)	-	-	-	(154,947)
Loss before income taxes	777,097	110,750			887,847

Less: Income tax expense	(152,300)	(17,561)	-		(169,861)

Net income before allocation of non-controlling interest	624,797	93,189	-	-	717,986

Net loss attributable to non-controlling interest	22,828	-	-	-	22,828

Net income attributable to common stockholders	647,625	93,189	$-	-	740,814

Earnings per share
- Basic and diluted	0.05	9.32			0.06

Weighted average common shares outstanding
- Basic and diluted	12,252,562	10,000			12,262,562

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

ADGS Advisory, Inc.
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(In US$)

1.	Description of Transaction

Almonds Kisses Limited (“Almonds Kisses”), a wholly owned subsidiary of ADGS Advisory Inc. (the "Company") entered into a purchase and sale agreement (the "Purchase Agreement") dated October 20, 2013 which was previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 23, 2013. Pursuant to the Purchase Agreement, the Company agreed to purchase all shares of T H Strategic Management Limited (“T H Strategic”), a Hong Kong, People’s Republic of China incorporated company (the "Acquisition") for purchase consideration of approximately $516,000 (HK$4 million). T H Strategic Management Limited is engaged in providing accounting, taxation, company secretarial and consultancy services.

In consideration for acquisition of the issued and outstanding shares of TH Strategic, Almonds Kisses has agreed to pay the seller the sum of about $516,000 (HK$4 million), payable in four equal monthly installments of about $129,000 (HK$1 million) each.  Almonds Kisses has paid the first two installments, and the remaining installments of $129,000 each which were originally due December 15, 2013 and January 15, 2014 have been extended one month each to January 15, 2014 and February 15, 2014.

2.	Basis of Unaudited Pro Forma Presentation

The unaudited pro forma consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and present the pro forma results of operations of the combined companies based upon the historical financial statements of the Company and T H Strategic. The unaudited pro forma consolidated balance sheet as of August 31, 2013 gives effect to the Acquisition as if it had been completed on August 31, 2013. The unaudited pro forma consolidated statements of operations for the year ended August 31, 2013 give effect to the Acquisition as if it occurred on September 1, 2012.  The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated results.

3.	Preliminary purchase price

The Acquisition date fair value of the consideration was approximately $516,000 and would be settled in four equal monthly installments with $129,000 each in cash.

ADGS Advisory, Inc.
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(In US$)

4.	Preliminary Purchase Price Allocation

The following table summarizes the estimated fair values of tangible assets acquired and liabilities assumed as of the date of the Merger:

Cash	$14,883
Accounts receivable	65,749
Accrued liabilities	(16,043)
Amounts due to directors	(30,231)
Income tax payable	(25,469)
Total identifiable net assets	8,889
Goodwill	507,111
Total net assets acquired	$516,000

As the purchase price exceeds the fair value of assets and liabilities acquired or assumed, goodwill will be recognized.  Goodwill is calculated as the difference between the Acquisition-date fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed.  The goodwill is not expected to be deductible for income tax purposes.  Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist.

5.	Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma consolidated financial information.

(1)	To eliminate the intercompany investment in T H Strategic’s accumulated retained earnings and share capital.
(2)	To record the consideration payable and the goodwill